Exhibit 10.1

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
by and among
SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attn: Loan Services
(408) 496-2429

as Administrative Agent and a Lender

and
KEYBANK NATIONAL ASSOCIATION
601 108th Avenue NE
Bellevue, WA 98004
Attn: Institutional Banking
(425) 709-4580

as Syndication Agent and a Lender

and

PERFICIENT, INC.,
PERFICIENT GENISYS, INC.,
PERFICIENT CANADA CORP.,
PERFICIENT MERITAGE, INC., and
PERFICIENT ZETTAWORKS, INC.
1120 S. Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746

as Borrowers

Dated as of the Effective Date
(as hereinafter defined)

TABLE OF CONTENTS

1 ACCOUNTING AND OTHER TERMS	1

2 LOAN AND TERMS OF PAYMENT	1

2.1 Promise to Pay	1
2.1.1 Revolving Advances	1
2.1.2 Cash Management; Letters of Credit	1
2.1.3 Acquisition Term Loan Facility	2
2.1.4 Existing Facilities	3
2.2 Overadvances	3
2.3 Interest Rate; Payments	3
2.3.1 In General	3
2.3.2 Committed Revolving Line	4
2.3.3 Term Loan Payments	4
2.4 Fees	5
2.5 Additional Costs	5
2.6 Obligations of Lenders	5

3 CONDITIONS OF LOANS	5

3.1 Conditions Precedent to Initial Credit Extension	5
3.2 Conditions Precedent to all Credit Extensions	5

4 CREATION OF SECURITY INTEREST	6

4.1 Grant of Security Interest	6
4.2 Authorization to File	6

5 REPRESENTATIONS AND WARRANTIES	6

5.1 Due Organization and Authorization	6
5.2 Collateral	6
5.3 Litigation	7
5.4 No Material Adverse Change in Financial Statements	7
5.5 Solvency	7
5.6 Regulatory Compliance	7
5.7 Subsidiaries	7
5.8 Full Disclosure	7
5.9 Use of Proceeds	7

6 AFFIRMATIVE COVENANTS	7

6.1 Government Compliance	7
6.2 Financial Statements, Reports, Certificates	7
6.3 Inventory; Returns	8
6.4 Taxes	8
6.5 Insurance	8
6.6 Primary Accounts	8
6.7 Financial Covenants	8
6.8 Registration of Intellectual Property Rights	9
6.9 Further Assurances	9
6.10 Intentionally Omitted	9
6.11 Permitted Acquisitions	9
6.12 Permitted Acquisitions Financial Covenant	9

7 NEGATIVE COVENANTS	10

7.1 Dispositions	10
7.2 Changes in Business, Ownership, Management or Business Locations	10
7.3 Mergers or Acquisitions	10

7.4 Indebtedness	10
7.5 Encumbrance	10
7.6 Investments; Distributions	10
7.7 Transactions with Affiliates	10
7.8 Subordinated Debt	11
7.9 Compliance	11

8 EVENTS OF DEFAULT	11

8.1 Payment Default	11
8.2 Covenant Default	11
8.3 Material Adverse Change	11
8.4 Attachment	11
8.5 Insolvency	11
8.6 Other Agreements	11
8.7 Judgments	11
8.8 Misrepresentations	12

9 BANK’S RIGHTS AND REMEDIES	12

9.1 Rights and Remedies	12
9.2 Power of Attorney	12
9.3 Accounts Collection	13
9.4 Bank Expenses	13
9.5 Agent’s Liability for Collateral	13
9.6 Remedies Cumulative	13
9.7 Demand Waiver	13

10 NOTICES AND WAIVERS	13

10.1 Notices	13
10.2 Subrogation and Similar Rights	13
10.3 Waivers of Notice	14
10.4 Subrogation Defenses	14
10.5 Right to Settle, Release	14

11 CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER	14

12 GENERAL PROVISIONS	15

12.1 Successors and Assigns	15
12.2 Indemnification	15
12.3 Time of Essence	15
12.4 Severability of Provision	15
12.5 Amendments in Writing, Integration	15
12.6 Counterparts	15
12.7 Survival	15
12.8 Confidentiality	15
12.9 Attorneys’ Fees, Costs and Expenses	16
12.10 Qualified Commercial Loan Certification	16
12.11 Syndication Agent	16

13 DEFINITIONS	16

13.1 Definitions	16

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date among SILICON VALLEY BANK, a California chartered bank (“SVB”), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054, and with a loan production office located at 9020 Capital of Texas Highway, North, Building 1, Suite 350, Austin, Texas, 78759, in its capacity as administrative agent (“Agent”) and as a lender, KEYBANK NATIONAL ASSOCIATION (“Key”; and collectively with SVB, the “Lenders” and each a “Lender”) as syndication agent and a lender, and PERFICIENT, INC., PERFICIENT GENISYS, INC., PERFICIENT CANADA CORP., PERFICIENT MERITAGE, INC. AND PERFICIENT ZETTAWORKS, INC., jointly and severally (collectively, the “Borrowers” and, individually, each a “Borrower”)), each with its principal place of business at the location set forth on the Cover Page of this Agreement, provides the terms on which Lenders will lend to Borrower and Borrower will repay Lenders.

WHEREAS, the Lenders have appointed SVB as administrative agent hereunder pursuant to that certain Intercreditor Agreement dated of even date herewith by and between SVB and Key.

NOW THEREFORE, the parties hereto agree as follows:

1 ACCOUNTING AND OTHER TERMS.

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT.

2.1 Promise to Pay. For value received, each Borrower, jointly and severally, promises to pay to the order of Agent and the Lenders the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1 Revolving Advances.

     (a) SVB will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus (ii) the outstanding principal balance of the Advances, the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and all unpaid amounts utilized for Cash Management Services. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

     (b) To obtain an Advance, Borrowers must deliver to Agent by facsimile by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. the Payment/Advance Form attached as Exhibit B (a “Payment/Advance Form”). Following receipt of funds from SVB, Agent will credit Advances to Borrowers’ deposit account. SVB may make Advances under this Agreement without instructions if the Advances are necessary to meet Obligations which have become due.

     (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable to Agent, for the benefit of SVB.

     (d) SVB’s obligation to make Advances hereunder will terminate if, in Agent’s good faith judgment, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Agent prior to the execution of this Agreement.

2.1.2 Cash Management; Letters of Credit.

     (a) Borrowers may use up to $1,500,000 (the “Cash Management Services/Letters of Credit Sublimit”) of the Committed Revolving Line for (a) SVB’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”), and (b) the issuance by SVB of Letters of Credit for Borrowers’ account. Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts SVB pays on behalf of Borrowers or any amounts that are not paid by Borrowers for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

     (b) SVB has issued, as set forth on Schedule 2.1.2, and may in the future issue letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”) for any Borrower’s account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances and all unpaid amounts utilized for Cash Management Services; however the aggregate face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus unpaid amounts utilized for Cash Management Services may not exceed the Cash Management Services/Letters of Credit Sublimit. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date but Borrowers’ reimbursement obligation will be secured by cash on terms acceptable to SVB at any time after the Revolving Maturity Date if the term of this Agreement is not extended by SVB. The appropriate Borrower agrees to execute any further documentation in connection with the Letters of Credit as SVB may reasonably request.

     (c) All issued Letters of Credit identified on Schedule 2.1.2, attached hereto, for the benefit of a Borrower shall be governed by this Agreement.

2.1.3 Acquisition Term Loan Facility.

     (a) Subject to the terms and conditions of this Agreement, Key agrees to lend to Borrower, from time to time prior to the Term Loan Commitment Termination Date, advances (each a “Term Loan Advance” and collectively the “Term Loan Advances”) in an aggregate amount not to exceed the Committed Term Loan Line. When repaid, the Term Loan Advances may not be re-borrowed. The proceeds of the Term Loan Advances will be used solely to fund Permitted Acquisitions. Each Term Loan Advance shall be considered a promissory note evidencing the amounts due hereunder for all purposes. Key’s obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Term Loan Commitment Termination Date.

     (b) To obtain a Term Loan Advance, Borrower will deliver to Agent (i) a completed supplement in substantially the form attached as Exhibit F (“Loan Supplement”) signed by a Responsible Officer, (ii) a certificate signed by a Responsible Officer affirming that following such requested Term Loan Advance and following such Permitted Acquisition, based on pro forma projections reviewed by a Responsible Officer, Borrowers will remain in compliance with all representations, warranties, covenants and agreements contained in this Agreement, and (iii) such additional information as Agent may request at least five (5) Business Days before the proposed funding date (the “Funding Date”). At least three (3) Business Days before the Funding Date, Agent shall notify Key of Borrower’s request for such Term Laon Advance. On each Funding Date, Agent will specify in the Loan Supplement for each Term Loan Advance, the Basic Rate and the Payment Dates. If Borrowers satisfy the conditions for a Term Loan Advance specified herein and Key delivers the requested funds to Agent, Agent will disburse such Term Loan Advance by internal transfer to Borrowers’ deposit account with SVB on the Funding Date. Term Loan Advances for any Permitted Acquisition may not exceed in the aggregate fifty percent (50%) of the Total Acquisition Cost for such Permitted Acquisition.

     (c) Key’s obligation to lend the undisbursed portion of the Committed Term Loan Line will terminate if, in Agent’s or Key’s good faith judgment, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Agent and the Lenders prior to the execution of this Agreement.

2.1.4 Existing Facilities. This Agreement amends and restates that certain Loan and Security Agreement dated December 5, 2003 (as amended, the “Original Loan Agreement”), under which SVB made available to Borrowers (a) a $4,000,000 acquisition term loan facility (the “Existing Term Loan”) and (b) a $9,000,000 line of credit (the “Existing Line of Credit”). Borrowers shall continue to repay the Existing Term Loan pursuant to terms set forth on the Loan Supplements identified on Schedule 2.1.4, attached hereto and made a part hereof. The Existing Term Loan may only be prepaid pursuant to terms identical to Sections 2.3.3(c) and 2.3.3(d). Such payments shall be delivered directly to SVB. All amounts outstanding under the Existing Line of Credit shall be considered an Advance hereunder and shall be due and owing pursuant to the terms hereof.

2.2 Overadvances. If Borrowers’ Credit Extensions under Section 2.1.1 and 2.1.2 exceed the lesser of either (a) the Committed Revolving Line or (b) the Borrowing Base, Borrower must immediately pay in cash to Agent, for the benefit of SVB, the excess. Notwithstanding the foregoing, if such overadvance is caused by a reduction in the percentage of the Borrowing Base or a change to the definition of Eligible Accounts, Borrower’s failure to immediately pay in cash the excess shall not be an Event of Default, but Borrower shall within thirty (30) days pay in cash to Agent, for the benefit of SVB, the excess and no further Credit Extensions will me made until Borrower is in compliance with the revised Borrowing Base formula.

2.3 Interest Rate; Payments.

2.3.1 In General.

     (a) Spreading of Interest. Due to irregular periodic balances of principal, the variable nature of the interest rate, or prepayment, the total interest that will accrue under this Agreement cannot be determined in advance. Lenders do not intend to contract for, charge or receive more than the Maximum Lawful Rate or Maximum Lawful Amount permitted by applicable state or federal law, and to prevent such an occurrence Lenders and Borrowers agree that all amounts of interest, whenever contracted for, charged or received by Lenders, with respect to the Obligations, will be spread, prorated or allocated over the full period of time the Obligations are outstanding, including the period of any renewal or extension thereof. If the maturity of the Obligations is accelerated for any reason whether as a result of an Event of Default or otherwise prior to the full stated term, the total amount of interest contracted for, charged or received to the time of such demand shall be spread, prorated or allocated along with any interest thereafter accruing over the full period of time that the Obligations thereafter remain unpaid for the purpose of determining if such interest exceeds the Maximum Lawful Amount.

     (b) Excess Interest. At maturity (whether by acceleration or otherwise) or on earlier final payment of the Obligations, each Lender will compute the total amount of interest that has been contracted for, charged or received by each Lender or payable by Borrowers hereunder and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged or received by such Lender. If such computation reflects that the total amount of interest that has been contracted for, charged or received by either Lender or payable by any Borrower exceeds the Maximum Lawful Amount, then such Lender shall apply such excess to the reduction of the principal balance, and any remaining excess shall be refunded to such Borrower. This provision concerning the crediting or refund of excess interest shall control and take precedence over all other agreements between Borrowers and Lenders so that under no circumstances shall the total interest contracted for, charged or received by Lenders exceed the Maximum Lawful Amount.

     (c) Computation of Interest; Default Rate. Interest is computed on a 360 day year for the actual number of days elapsed. Lenders will not compute the interest in a manner that would cause Lenders to contract for, charge or receive interest that would exceed the Maximum Lawful Rate or the Maximum Lawful Amount. After an Event of Default, Obligations accrue interest at the Default Interest Rate. The Default Interest Rate is the least of (i) the Maximum Lawful Rate, or (ii) the interest rate applicable immediately prior to the occurrence of the Event of Default plus 5 percentage points; or (iii) such lesser rate of interest as each Lender in its sole discretion may choose to charge; but in no event more than the Maximum Lawful Rate.

     (d) Request to Debit Accounts. SVB, in its capacity as Agent, may debit any of Borrowers’ deposit accounts including Account Number 3300402717 for principal and interest payments or any amounts any Borrower owes Lenders. SVB will notify Borrowers when it debits Borrowers’ accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.

2.3.2 Committed Revolving Line.

     (a) Interest Rate. Advances under the Committed Revolving Line accrue interest on the outstanding principal balance thereof at a per annum rate 1.25 percentage points (1.25%) above the Prime Rate. The interest rate on the Committed Revolving Line increases or decreases when the Prime Rate changes.

     (b) Payments. Interest on the Committed Revolving Line is payable to Agent, for the benefit of SVB, on the first day of each month. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.3.3 Term Loan Payments.

     (a) Principal and Interest Payments On Payment Dates. Borrower will repay the Term Loan Advances on the terms provided herein and in the Loan Supplement. Borrowers will make payments to Agent, for the benefit of Key, monthly of principal in advance and/or accrued interest, as set forth herein and in the Loan Supplement, for each Term Loan Advance (collectively, “Scheduled Payments”), commencing on the first day of the next month following the Funding Date with respect to such Term Loan Advance and continuing thereafter during the Repayment Period on the first day of each calendar month (each a “Payment Date”). On each Payment Date prior to the Term Loan Commitment Termination Date, Borrower shall make payments to Agent, for the benefit of Key, of accrued but unpaid interest only for each Term Loan Advance. Beginning on the first Payment Date following the Term Loan Commitment Termination Date and continuing thereafter during the Repayment Period, Borrower will pay to Agent, for the benefit of Key, thirty-six (36) equal installments of principal and all accrued interest for each Term Loan Advance (collectively with the interest-only payments required in the preceding sentence, each a “Term Loan Payment”). Borrowers’ final Term Loan Payment for each Term Loan Advance shall be due and payable to Agent, for the benefit of Key, on the Term Loan Maturity Date and shall include all outstanding principal and all accrued but unpaid interest for all Term Loan Advances. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. A Term Loan Advance may only be prepaid in accordance with Sections 2.3.3(c) and 2.3.3(d).

     (b) Interest Rate. Borrowers will pay interest on the Payment Dates (as described above) at the per annum rate of interest equal to the Basic Rate determined by Agent, in consultation with Key, as of the Funding Date for each Term Loan Advance in accordance with the definition of the Basic Rate. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Default Interest Rate, as defined in Section 2.3.1(c).

     (c) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated following the occurrence of an Event of Default or otherwise, then Borrowers will immediately pay to Agent, for the benefit of Key, (i) all outstanding principal and all accrued but unpaid interest, including interest accruing at the Default Interest Rate, with respect to each Term Loan Advance to the date of such prepayment, and (ii) all other sums, if any, that shall have become due and payable with respect to this Agreement.

     (d) Permitted Prepayment of Loans. Borrowers shall have the option to prepay all, but not less than all, of any Term Loan Advance advanced by Key under this Agreement without any prepayment fees or penalties, provided Borrowers (i) provide written notice to Agent of their election to prepay such Term Loan Advance at least fifteen (15) days prior to such prepayment, and (ii) pay, on the date of the prepayment (A) all outstanding principal and all accrued but unpaid interest with respect to such Term Loan Advance; and (B) all other sums, if any, that shall have become due and payable hereunder with respect to such Term Loan Advance.

2.4 Fees.

     (a) Term Loan Facility Fee. Borrowers will pay to Agent, for the benefit of Key, a fully earned, non-refundable term loan facility fee in the amount of $25,000, due on the date that Borrowers execute and deliver this Agreement to Agent;

     (b) Committed Revolving Line Facility Fee. Borrowers will pay to Agent, for the benefit of SVB, (a) a fully earned, non-refundable committed revolving line facility fee in the amount of $7,500, due on the date that Borrowers execute and deliver this Agreement to Agent, and (b) an annual facility fee on the Committed Revolving Line in the amount of $18,750 shall be payable on each anniversary of the Effective Date hereafter so long as SVB has a commitment to make Advances hereunder;

     (c) Usage Fee. Borrowers will pay to Agent, for the benefit of SVB, a usage fee, payable in arrears within 15 days of the end of each calendar quarter, in an amount equal to the product of .08% times the per annum average Unused Balance. The term “Unused Balance” shall mean the result of (i) the Committed Revolving Line minus (ii) the aggregate amount of all Advances, and minus (iii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit); and

     (d) Bank Expenses. Borrowers will pay to Agent and to each Lender, without duplication, all Bank Expenses (including reasonable attorney’s fees and expenses) incurred through and after the Effective Date when due.

2.5 Additional Costs. If any law or regulation increases Lenders’ costs or reduces either Lender’s income for any loan, Borrowers will pay such Lender the increase in cost or reduction in income or additional expense.

2.6 Obligations of Lenders. Each Lenders’ obligations hereunder, including, but not limited to, each Lender’s obligation to make Credit Extensions, are several, but not joint. Notwithstanding either Lender acting as Agent hereunder, Borrowers shall not seek to receive Advances from Key or Term Loan Advances from SVB.

3 CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Agent receives the agreements, documents and fees contemplated in this Agreement, including, if requested by Agent, a Consent of Landlord from the landlord of each Borrower in the form attached as Exhibit E or such other form as may be approved by Agent.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

     (a) timely receipt of any Payment/Advance Form or Loan Supplement, as applicable; and

     (b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form or Loan Supplement, as applicable, and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain materially true.

4 CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants Agent, for the benefit of Lenders, a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of such Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Any Lender may place a “hold” on any deposit account pledged as Collateral. Except as disclosed on Schedule 4.1, each Borrower is not a party to, nor is bound by, any license or other agreement with respect to which such Borrower is the licensee that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property. Such Borrower will provide written notice to Agent within ten (10) days of entering or becoming bound by any such license or other agreement (other than over-the-counter software that is commercially available to the public). Each Borrower shall take such steps as Agent reasonably requests to obtain the consent of, authorization by, or waiver by, any person whose consent or waiver is necessary for such licenses or contract rights to be deemed “Collateral” and for Agent, for the benefit of Lenders, to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Agent, for the benefit of Lenders if Agent determines such agreement necessary in its good faith judgment), whether now existing or entered into in the future. If this Agreement is terminated, Agent’s lien and security interest in the Collateral will continue until Borrowers fully satisfy their Obligations.

4.2 Authorization to File. Each Borrower authorizes Agent to file financing statements without notice to such Borrower, with all appropriate jurisdictions, as Agent deems appropriate, in order to perfect or protect Agent’s interest in the Collateral.

5 REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Each Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where failure to be so qualified could not be reasonably expected to cause a Material Adverse Change.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with any Borrower’s formation documents, nor constitute an event of default under any material agreement by which such Borrower is bound. Each Borrower is not in default under any agreement to which or by which it is bound in which the default could cause a Material Adverse Change.

5.2 Collateral. Each Borrower has good title to the Collateral, free of Liens except Permitted Liens, or Borrower has Rights to each asset that is Collateral. Borrowers have no other deposit account, other than the deposit accounts with SVB or otherwise described on the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that any Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then such Borrower will receive the prior written consent of Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent. No Borrower has notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3 Litigation. Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against any Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements. All consolidated financial statements for Borrower delivered to Agent fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations. There has not been any material deterioration in Borrowers’ consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.5 Solvency. As determined on a consolidated basis, the fair salable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrowers are not left with unreasonably small capital after the transactions in this Agreement; and Borrowers are able to pay their debts (including trade debts) as they mature.

5.6 Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower has complied with the Federal Fair Labor Standards Act. No Borrower has violated any laws, ordinances or rules, the violation of which could cause a Material Adverse Change. None of any Borrower’s or any Subsidiary’s properties or assets has been used by such Borrower or such Subsidiary or, to the best of Borrowers’ knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes. Each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.7 Subsidiaries. Except for the Subsidiaries disclosed in Borrower’s most recent Form 10-KSB filed with the Securities and Exchange Commission (“SEC”), No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure. No written representation, warranty or other statement of a Borrower in any certificate or written statement given to any Lender or to Agent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

5.9 Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions solely to fund acquisitions, working capital and general business requirements and not for personal, family, household, or agricultural purposes.

6 AFFIRMATIVE COVENANTS. Borrowers will do all of the following for so long as any Lender has an obligation to lend, or there are outstanding Obligations:

6.1 Government Compliance. Borrowers will maintain their legal existence and good standing in their respective jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change. Each Borrower will comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change. Notwithstanding the foregoing, Borrowers and any Subsidiary may merge pursuant to Section 7.3.

6.2 Financial Statements, Reports, Certificates.

     (a) Borrowers will deliver to Agent: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering

Borrowers’ consolidated operations during the period, in a form acceptable to Agent and certified by a Responsible Officer; (ii) as soon as available, but no later than 120 days after the end of Borrowers’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent; (iii) within 15 days of filing, copies of all statements, reports and notices made available to Borrowers’ security holders or to any holders of Subordinated Debt, excluding any reports filed with the SEC; (iv) a prompt report of any legal actions pending or threatened against any Borrower or any Subsidiary that could result in damages or costs to a Borrower or any Subsidiary of $100,000 or more; (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of such Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Agent, for the benefit of Lenders, or knowledge of an event that materially adversely affects the value of the Intellectual Property; and (vi) a prompt report of any complaints filed with the Texas Workforce Commission (“TWC”) against Borrower in the aggregate of $100,000 or more; and (vii) budgets, sales projections, operating plans or other financial information Agent or any Lender reasonably request.

     (b) Within 30 days after the last day of each month, Borrowers will deliver to Agent a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit D, with aged listings of accounts receivable and accounts payable.

     (c) Within 30 days after the last day of each month, Borrowers will deliver to Agent with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

     (d) Allow Agent to audit Borrower’s Collateral at Borrowers’ expense. Such audits will be conducted no more often than once every 12 months unless an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Borrowers will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between each Borrower and its account debtors will follow such Borrower’s customary practices as they exist at the Effective Date. Borrowers must promptly notify Agent of all returns, recoveries, disputes and claims, net of credits from suppliers, that involve more than $100,000.

6.4 Taxes. Borrowers will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments, unless such taxes or assessments are being disputed by Borrower in good faith and Borrower maintains adequate reserves in accordance with GAAP, and will deliver to Agent, on demand, appropriate certificates attesting to the payment.

6.5 Insurance. Each Borrower will keep its business and the Collateral insured for risks and in amounts, as Agent requests. Insurance policies will be in a form, with companies, and in amounts that are reasonably satisfactory to Agent. All property policies will have a lender’s loss payable endorsement showing Agent, for the benefit of Lenders, as an additional loss payee and all liability policies will show the each Agent, for the benefit of Lenders, as an additional insured and all policies will provide that the insurer must give Agent at least 20 days notice before canceling its policy. At Agent’s request, Borrowers will deliver certified copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided that, after the occurrence and during the continuance of an Event of Default, all proceeds payable under any such casualty policy shall, at the option of Agent, be payable to Agent, for the benefit of Lenders, on account of the Obligations.

6.6 Primary Accounts. Borrowers will maintain their primary depository and operating accounts with SVB, which shall constitute not less than 85% of Borrower’s total cash, cash equivalents and investment accounts. At SVB’s request, Borrowers will deliver account control agreements on SVB’s standard form from each financial institution at which any Borrower maintains an account.

6.7 Financial Covenants. Borrowers will maintain:

     (a) Debt Service Coverage. As of the last day of each month and at any time Borrowers have any outstanding obligation under the Committed Term Loan Line, a ratio of earnings after tax plus interest, depreciation and amortization for the specified period on an annualized basis to current maturities of long term debt and capitalized leases, plus interest expense annualized of at least 1.50 to 1.00. The debt service coverage ratio shall be computed on a trailing three month basis. The Debt Service Coverage ratio shall exclude any maturities on the Revolving Line.

     (b) Liquidity Coverage. As of the last day of each month, ratio of (i) unrestricted cash (and equivalents) on deposit with SVB, plus the aggregate amount of all Eligible Accounts, and minus the aggregate principal amount of all outstanding Advances, divided by (ii) the aggregate amount of all outstanding Term Loan Advances hereunder plus the aggregate amount of all outstanding Term Loan Advances under the Existing Term Loan of not less than 0.75 to 1.00.

     (c) Debt to EBITDA Ratio. As of the last day of each quarter and as tested on a trailing 12 month basis, Borrowers will maintain a ratio of the aggregate amount of all Obligations to Borrowers’ consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges, including, but not limited to, stock option and restricted stock compensation expenses (“EBITDA”) made to Borrowers’ income of no greater than 2.50 to 1.00. For purposes of this Section 6.7(c), EBITDA shall include historical results for the Person acquired in a Permitted Acquisition plus applicable Pro Forma Adjustments.

6.8 Registration of Intellectual Property Rights. Each Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office, to the extent that its board of directors deems appropriate for the development of Borrower’s business, its Intellectual Property and additional Intellectual Property rights developed or acquired including revisions or additions with any product before the sale or licensing of the product to any third party.

     Borrowers will (a) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Agent in writing of material infringements and (b) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

6.9 Further Assurances. Borrowers will execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s security interest in the Collateral or to effect the purposes of this Agreement.

6.10 Intentionally Omitted.

6.11 Permitted Acquisitions. Promptly following any Permitted Acquisition, but in no event later than thirty (30) days following such Permitted Acquisition, Borrowers shall deliver to Agent:

     (a) the original stock certificates or ownership certificates for all of the capital stock purchased by Borrower or for any entity formed by Borrower in connection with an asset purchase in such Permitted Acquisition, and an executed, but blank and undated, stock power certificate in the form attached hereto as Exhibit G for each certificate of capital stock; and

     (b) a joinder agreement in the form attached hereto as Exhibit H, whereby the newly acquired Person shall agree to become a Borrower under this Agreement and the Loan Documents, and shall grant to each Lender a continuing security interest in the Collateral.

6.12 Permitted Acquisitions Financial Covenant. As soon as available, but no later than thirty (30) days after the last day of the month during which the Acquisition Covenant Date occurs, Borrowers shall deliver to Agent, with respect to each Permitted Acquisition in connection with which any Lender has made a Credit Extension hereunder, evidence satisfactory to Agent that the Person acquired in such Permitted Acquisition shall have a minimum Net Income as of the Acquisition Covenant Date of no less than one dollar ($1.00), after giving effect to Pro Forma Adjustments. In the event that Borrower fails to deliver the evidence required in this Section 6.12 or the Person so acquired fails to satisfy the Net Income requirements of this Section 6.12 within the time allotted herein, such failure shall not constitute an Event of Default hereunder, but Borrower shall repay to Agent, for the benefit of Lenders, immediately, but no later than three (3) days after the last day of the month during which the Acquisition Covenant Date occurs, all Credit Extensions made hereunder in connection with such Permitted Acquisition. Notwithstanding anything contained herein to the contrary, this Section 6.12 shall not apply to any Permitted Acquisition for which no Credit Extensions were made by Lenders.

7 NEGATIVE COVENANTS.

     Borrowers will not do any of the following without the Lenders’ prior written consent, which will not be unreasonably withheld, for so long as any Lender has an obligation to lend or there are any outstanding Obligations:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; or (c) of worn-out or obsolete Equipment.

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrowers or reasonably related thereto or have a material change in its ownership of greater than 25% (other than by the sale of a Borrower’s equity securities in a public offering or private placement, including in connection with an acquisition) or in the Chief Executive Officer or President of Perficient, Inc. No Borrower will, without at least 30 days prior written notice, relocate its chief executive office. Borrower will promptly notify Agent of any new offices or business locations in which such Borrower maintains or stores over $5,000 in any Borrower’s assets or property.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement. Any Subsidiary, including, without limitation any Subsidiary that is a Borrower, may merge or consolidate into another Subsidiary or into a Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, subject to Permitted Liens.

7.6 Investments; Distributions. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments and Permitted Acquisitions, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except repurchases of capital stock issued pursuant to any stock incentive plans at the original price issued to the recipient under any such plan.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Agent’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8 EVENTS OF DEFAULT. Any one of the following is an Event of Default:

8.1 Payment Default. If Borrowers fail to pay any of the Obligations within 3 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.2 Covenant Default. If any Borrower (a) does not perform any obligation in Sections 6.4 or 6.7, or violates any covenant in Article 7 (for which failures or violations there are no grace or cure periods) or (b) does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrowers and Agent or any Lender and as to any default under a term, condition or covenant that can be cured, has not cured the default within 15 days after it occurs, or if the default cannot be cured within 15 days or cannot be cured after Borrowers’ attempts in the 15 day period, and the default may be cured within a reasonable time, then Borrowers have an additional period, (of not more than an additional 30 days) to attempt to cure the default. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3 Material Adverse Change. The occurrence of (a) a material impairment in the perfection or priority of Agent’s security interest in the Collateral or in the aggregate value of such Collateral which is not covered by adequate insurance occurs; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrowers occurs; or (c) a material impairment in the financial ability of Borrowers to repay the Obligations when they become due (a “Material Adverse Change”);

8.4 Attachment. (a) If any material portion of Borrowers’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days; (b) if a Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (c) if a judgment or other claim becomes a Lien on a material portion of a Borrower’s assets; or (d) if a notice of lien, levy, or assessment is filed against any Borrower’s assets by any government agency and not paid within 10 days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrowers (but no Credit Extensions will be made during the cure period);

8.5 Insolvency. (a) if a Borrower becomes insolvent; (b) if a Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement between a Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7 Judgments. If a money judgment(s) in the aggregate of at least $100,000 is rendered against a Borrower and is unsatisfied and unstayed for 15 days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

8.8 Misrepresentations. If a Borrower or any Person acting for a Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Agent or to Lenders or to induce Lenders to enter this Agreement or any Loan Document.

9 BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. When an Event of Default occurs and continues Lenders, or Agent pursuant to the instructions of Lenders, may, without notice or demand, do any or all of the following:

     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or Lenders);

     (b) Stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Agent or Lenders;

     (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Lenders consider advisable;

     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrowers will assemble the Collateral if Agent or Lenders request and make it available as Agent or Lenders designate. Agent or any Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Agent and each Lender a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s or Lender’s rights or remedies;

     (e) Apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by Lenders owing to or for the credit or the account of Borrowers;

     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent, for the benefit of Lenders, is granted a non-exclusive, royalty-free license or other right to use, without charge, any Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, any Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit;

     (g) Dispose of the Collateral according to the Code; and

     (h) Transfer this Agreement and all of Borrowers’ Obligations hereunder to SVB’s Specialty Finance Division, at which time Borrowers agree, if SVB shall so require, to amend and restate the terms of this Agreement on documents provided by SVB’s Specialty Finance Division.

9.2 Power of Attorney. Effective only when an Event of Default occurs and continues, each Borrower irrevocably appoints Agent, for the benefit of Lenders, as its lawful attorney to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) make, settle, and adjust all claims under such Borrower’s insurance policies; (d) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Agent determine reasonable; and (e) transfer the Collateral into the name of Agent, Lender or a third party as the Code permits. Agent may exercise the power of attorney to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Agent’s appointment as such Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all

Obligations have been fully repaid and performed and each Lenders’ obligation to provide Credit Extensions terminates.

9.3 Accounts Collection. When an Event of Default occurs and continues, Agent may notify any Person owing Borrowers money of Lenders’ security interest in the funds and verify the amount of the Account. Borrowers must collect all payments in trust for Lenders and, if requested by Agent, immediately deliver the payments to Agent or Lenders in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If any Borrower fails to pay any amount or furnish any required proof of payment to third persons Agent or any Lender may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Agent or such Lender deems prudent. Any amounts paid by Agent or such Lender are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Agent or such Lender are deemed an agreement to make similar payments in the future or Lenders’ waiver of any Event of Default.

9.5 Agent’s Liability for Collateral. If Agent complies with reasonable banking practices, it is not liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Agent, for the benefit of Lenders, and Lenders have all rights and remedies provided under the Code, by law, or in equity. Agent’s or Lenders’ exercise of one right or remedy is not an election, and Agent’s or Lenders’ waiver of any Event of Default is not a continuing waiver. Agent’s or Lenders’ delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of acceleration, notice of intent to accelerate, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by any Lender on which such Borrower is liable.

10 NOTICES AND WAIVERS.

10.1 Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Agent or Lenders, as the case may be, at its addresses set above.

10.2 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other document related to this Agreement, until payment to Agent, for the benefit of Lenders, in full and performance of all Obligations, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrowers to the rights of Agent or Lenders under this Agreement) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other entity now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrowers with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrowers with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 10.2 shall be null and void. If any payment is made to a Borrower in contravention of this Section 10.2, such Borrower shall hold such payment in trust for Agent and Lenders and such payment shall be promptly delivered to Agent, for the benefit of Lenders, for application to the Obligations, whether matured or unmatured.

10.3 Waivers of Notice. Each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Agent’s or Lenders’ failure at any time to require strict performance by any Borrower of any provision of this Agreement shall not waive, alter or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Agent, for the benefit of Lenders, or Lenders from foreclosing on the lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Agent or Lenders that changes the scope of such Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Agent or Lenders any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other entity liable to a Borrower with respect to the Obligations in any manner or whatsoever until the Obligations are paid in full to Lenders.

10.4 Subrogation Defenses. Each Borrower waives the benefits, if any, of any statutory or common law rule that may permit such Borrower to assert any defenses of a surety or guarantor, or that may give a borrower the right to require a senior creditor to marshal assets, and such Borrower agrees that it shall not assert any such defenses or rights.

10.5 Right to Settle, Release.

     (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another entity or secured by other property, or (ii) any release or unenforceability, whether partial or total, or rights, if any, which Borrowers may now or hereafter have against any other entity, including another Borrower, or property with respect to any of the Obligations.

     (b) Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Agent, for the benefit of Lenders, may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents, relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other entity, or (v) compromise, settle renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other entity who is now or may hereafter be liable with respect to any of the Obligations.

11 CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER.

     Texas law governs the Loan Documents without regard to principles of conflicts of law as if performed entirely within the State of Texas by Texas residents. Borrowers, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Travis County, Texas.

     BORROWERS, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL AND, BY ITS EXECUTION OF THIS AGREEMENT CONFIRMS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH COUNSEL.

12 GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or Obligations under it without Lenders’ prior written consent which may be granted or withheld in each Lender’s discretion. Each Lender has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. EACH BORROWER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS AGENT, LENDERS AND THEIR OFFICERS, EMPLOYEES AND AGENTS AGAINST: (A) ALL OBLIGATIONS, DEMANDS, CLAIMS, AND LIABILITIES ASSERTED BY ANY OTHER PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS; AND (B) ALL LOSSES OR BANK EXPENSES INCURRED, OR PAID BY AGENT OR ANY LENDER FROM, FOLLOWING, OR CONSEQUENTIAL TO TRANSACTIONS BETWEEN LENDERS AND BORROWERS (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES), EXCEPT FOR LOSSES CAUSED BY AGENT’S OR ANY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE FOREGOING INDEMNITY BINDS SUCH BORROWER TO INDEMNIFY AGENT, LENDERS AND THEIR OFFICERS, EMPLOYEES AND AGENTS FOR ITS OWN NEGLIGENCE (WHETHER SOLE, COMPARATIVE, CONTRIBUTORY OR OTHERWISE, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) AND THAT OF ITS OFFICERS, EMPLOYEES, AGENTS AND CONTRACTORS, AS WELL AS ANY LIABILITY ARISING BY VIRTUE OF ANY SUCH PERSON’S STRICT LIABILITY.

12.3 Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing signed by both Agent, Lenders and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersedes prior or contemporaneous negotiations or agreements. All prior or contemporaneous agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrowers in Section 12.2 to indemnify Agent and Lenders will survive until all statutes of limitations for actions that may be brought against Agent or any Lender have run.

12.8 Confidentiality. In handling any confidential information, Agent and Lenders will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Agent’s or Lenders’ subsidiaries or affiliates in connection with their business with Borrowers, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Agent and Lenders shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Agent’s or any Lender’s examination or audit and (e) as Agent or any Lender considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Agent’s or Lenders’ possession when disclosed to Agent or such Lender, or becomes part of the public domain after disclosure to Agent or any Lender; or (ii) is disclosed to Agent or any Lender by a third party, if Agent or such Lender, as the case may be, does not know that the third party is prohibited from disclosing the information. Notwithstanding anything contained herein to the contrary, the term “confidential information” shall not include, and Agent and Lenders may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to Agent or Lenders relating to such tax treatment or tax structure.

12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Agent or any Lender arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

12.10 Qualified Commercial Loan Certification. Each Borrower hereby certifies to Agent and the Lenders that:

     (a) Such Borrower has been advised by Agent to seek the advice of an attorney and accountant in connection with the loans evidenced by this Agreement; and

     (b) Such Borrower has had the opportunity to seek the advice of an attorney and accountant of such Borrower’s choice in connection with the loans evidenced by this Agreement.

     (c) The loans contemplated herein are made solely for business purposes and are not for personal, family, household or agricultural purposes.

12.11 Syndication Agent. None of the Lenders or other persons identified herein as a “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other persons so identified as a “syndication agent” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13 DEFINITIONS. In this Agreement:

13.1 Definitions.

     “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed to a Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by such Borrower and such Borrower’s Books relating to any of the foregoing.

     “Acquisition Covenant Date” means the date ninety (90) days after any Permitted Acquisition Date.

     “Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

     “Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

     “Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

     “Basic Rate” is, as of the Funding Date, the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) the U.S. Treasury note yield to maturity for a four-year term as quoted in The Wall Street Journal on the day the Loan Supplement is prepared, plus (b) three and one-quarter percent (3.25%).

     “Borrower’s Books” are all of a Borrower’s books and records including ledgers, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

     “Borrowing Base” is the sum of (a) 80% of Eligible Accounts, plus (b) 80% of Unbilled Eligible Accounts; provided, however, that SVB may lower the percentage of the Borrowing Base after performing an audit of, and discovering a material adverse change to, Borrowers’ Collateral by giving Borrower 10 days prior written notice. Notwithstanding anything contained herein to the contrary, the amount of all Unbilled Eligible Accounts included in the Borrowing Base shall not exceed 40% of the total Borrowing Base.

     “Business Day” is any day that is not a Saturday, Sunday or a day on which any Lender is closed.

     “Code” is the Texas Business and Commerce Code.

     “Collateral” is the property described on Exhibit A.

     “Committed Revolving Line” is a Credit Extension of up to $15,000,000.

     “Committed Term Loan Line” is a Credit Extension of up to $10,000,000.

     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

     “Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

     “Credit Extension” is each Advance, Letter of Credit, Term Loan Advance or any other extension of credit by Lenders for Borrowers’ benefit.

     “Current Liabilities” are the aggregate amount of Borrowers’ Total Liabilities which mature within one (1) year.

     “Deferred Maintenance Revenue” is all amounts received in advance of performance under maintenance contracts and not yet recognized as revenue.

     “Effective Date” is the date that the last Lender executes this Agreement, as evidenced by the date below its signature block on the signature page of this Agreement.

     “Eligible Accounts” are Accounts in the ordinary course of a Borrower’s business that meet all such Borrower’s representations and warranties in Section 5.2; but SVB may change eligibility standards by giving

Borrowers 30 days prior written notice. Unless SVB agrees otherwise in writing, Eligible Accounts will not include:

     (a) Accounts that the account debtor has not paid within 90 days of invoice date;

     (b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

     (c) Credit balances;

     (d) Accounts for an account debtor (other than IBM) whose total obligations to Borrower and Affiliates exceed 25% of all Accounts and Accounts for IBM that exceed 40% of all Accounts, but only to the extent of any such excess, unless Agent approves in writing;

     (e) Accounts for which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

     (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality except for Accounts of the United States if the payee has assigned its payment rights to SVB and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

     (g) Accounts for which Borrowers owe the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

     (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

     (i) Accounts for which the account debtor is a Borrower’s Affiliate, officer, employee, or agent;

     (j) Accounts in which the account debtor disputes liability or makes any claim and SVB believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

     (k) Accounts for which the account debtor paid using a credit card; and

     (l) Accounts for which SVB reasonably determines collection to be doubtful.

     “Eligible Foreign Accounts” are Accounts for which the account debtor does not have its principal place of business in the United States but are: (a) covered by credit insurance satisfactory to SVB, less any deductible; or (b) supported by letter(s) of credit acceptable to SVB; (c) that SVB approves in writing, or (d) Accounts for which the principal place of business of the account debtor is Canada and the aggregate amount of such Accounts does not exceed $400,000.

     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

     “Funding Date” is any date on which an Term Loan Advance is made to or on account of Borrower.

     “GAAP” is generally accepted accounting principles.

     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     “Intellectual Property” is:

     (a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

     (b) Any trade secrets and any Intellectual Property rights in computer software and computer software products now or later existing, created, acquired or held;

     (c) All design rights which may be available to a Borrower now or later created, acquired or held;

     (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

     (e) All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

     “Inventory” is present and future inventory in which a Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

     “Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

     “Letter of Credit” and “Letters of Credit” are defined in Section 2.1.2.

     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     “Loan Documents” are, collectively, this Agreement, any note, or notes executed by Borrowers, and any other present or future agreement between Borrowers and/or for the benefit of Agent or Lenders in connection with this Agreement, all as amended, extended or restated.

     “Material Adverse Change” is defined in Section 8.3.

     “Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

     “Maximum Lawful Rate” is the maximum rate of interest and the term “Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state or federal laws for the type of loan evidenced by the Loan Documents. If the Maximum Lawful Rate is increased by statute or other governmental action after the Effective Date, then the new Maximum Lawful Rate will be applicable to the payments from the effective date of the rate change, unless otherwise prohibited by law.

     “Net Income” means for any period, such Person’s after-tax net income for such period on a consolidated basis, as determined in accordance with GAAP.

     “Obligations” are all debts, principal, interest, Bank Expenses and other amounts Borrowers owe Lenders now or later, including Letters of Credit and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to any Lender.

     “Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

     “Payment/Advance Form” is defined in Section 2.1.1.

     “Permitted Acquisition” means an acquisition of all or substantially all of the capital stock or property of another Person, as permitted by Section 7.3 of this Agreement.

     “Permitted Acquisition Date” means the date of any Permitted Acquisition for which a Term Loan Advance is made

     “Permitted Indebtedness” is:

     (a) Borrowers’ indebtedness to Lenders under this Agreement or the Loan Documents;

     (b) Indebtedness existing on the Effective Date and shown on the Schedule;

     (c) Subordinated Debt, including in connection with an acquisition;

     (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

     (e) Indebtedness secured by Permitted Liens.

     “Permitted Investments” are:

     (a) Investments shown on the Schedule and existing on the Effective Date; and

     (b) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) SVB’s certificates of deposit issued maturing no more than 1 year after issue.

     “Permitted Liens” are:

     (a) Liens existing on the Effective Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which a Borrower maintains adequate reserves on its Books, if they have no priority over any of Lenders’ security interests;

     (c) Purchase money Liens (i) on Equipment acquired or held by a Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

     (d) Leases or subleases and licenses or sublicenses granted in the ordinary course of a Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Lenders a security interest;

     (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     “Pro Forma Adjustments” means upward adjustments to Net Income made to reflect (a) an amount equal to the actual cost savings, retroactively applied to the beginning of the fiscal year of Borrower occurring prior to the Permitted Acquisition Date, of any operating expense that has been permanently eliminated prior to the Acquisition Covenant Date, and (b) other demonstrable adjustments, each as submitted in writing to, and approved by, Agent, in Agent’s reasonable discretion.

     “Prime Rate” is SVB’s most recently announced “prime rate,” even if it is not SVB’s lowest rate.

     “Quick Assets” is, on any date, the Borrowers’ consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of less than 12 months determined according to GAAP.

     “Repayment Period” as to each Term Loan Advance, the period from the Funding Date of such Term Loan Advance to the Term Loan Maturity Date.

     “Responsible Officer” means any of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

     “Revolving Maturity Date” is June 3, 2008, which such date is the third anniversary of the Effective Date.

     “Schedule” is any attached schedule of exceptions.

     “Subordinated Debt” is debt incurred by a Borrower subordinated to such Borrower’s indebtedness owed to Lenders and which is reflected in a written agreement in a manner and form acceptable to Lenders and approved by Lenders in writing.

     “Subsidiary” is for any Person, a joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrowers and their Subsidiaries minus, (a) any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (iii) reserves not already deducted from assets, and (b) Total Liabilities.

     “Term Loan Advance” has the meaning set forth in Section 2.1.3(a).

     “Term Loan Commitment Termination Date” is July 3, 2006.

     “Term Loan Fee” has the meaning set forth Section 2.4(d).

     “Term Loan Maturity Date” is, with respect to each Term Loan Advance, July 3, 2009, or, if earlier, the date of acceleration of such Term Loan Advance by Agent following an Event of Default.

     “Total Acquisition Cost” means the total cost of any Permitted Acquisition, including all direct and indirect costs associated with such Permitted Acquisition.

     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness and Subordinated Debt.

     “Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

     “Unbilled Eligible Accounts” are Accounts in the ordinary course of a Borrower’s business that meet all of such Borrower’s representations and warranties in Section 5.2 with regard to Accounts but that have not yet been invoiced and which such invoice will be delivered to such account debtor within thirty (30) days.

     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:	LENDERS

PERFICIENT, INC.	KEYBANK NATIONAL ASSOCIATION MARKETS
MARKETS

By:	By:

Name:	Name:

Its:	Its:

Date:

PERFICIENT GENISYS, INC.	SILICON VALLEY BANK

By:	By:

Name:	Name:

Its:	Its:

Date:

PERFICIENT CANADA CORP.

By:

Name:

Its:

AGENT

PERFICIENT MERITAGE, INC.	SILICON VALLEY BANK

By:	By:

Name:	Name:

Its:	Its:

PERFICIENT ZETTAWORKS, INC.

By:

Name:

Its: